New York Life Investments ETF Trust 485BPOS

Exhibit (d)(1)(a)

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This Amendment to the Investment Advisory Agreement dated as of April 15, 2015, as amended and restated August 28, 2024 (the “Agreement”), by and between New York Life Investments ETF Trust, a Delaware trust (the “Trust”), on behalf of its series as set forth on Appendix A (each, a “Fund” and, collectively, the “Funds”), and New York Life Investment Management LLC, a Delaware limited liability company (the “Advisor”) is entered into pursuant to Section 8 of the Agreement and is effective as of August 26, 2025.

WHEREAS, the Advisor and the Trust desire to amend Appendix A of the Agreement to reflect the liquidation of a series of the Trust;

NOW, THEREFORE, the parties agree that Appendix A of the Agreement is hereby amended and restated in the form of Appendix A attached hereto.

This Amendment, the Agreement, and the attachments to the Agreement constitute the entire agreement between the parties and supersede all prior agreements and understandings between them relating to the subject matter hereof. No modification of the Agreement or this Amendment should be binding on either party unless it is in writing and signed on behalf of each party by a duly authorized representative. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and each of which, taken together, shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers effective as of the date set forth above.

NEW YORK LIFE INVESTMENTS ETF TRUST		NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:	/s/ Jack R. Benintende	By:	/s/ Kirk C. Lehneis
Name:	Jack R. Benintende	Name:	Kirk C. Lehneis
Title:	Vice President	Title:	Senior Managing Director

Appendix A

to

INVESTMENT ADVISORY AGREEMENT

(As of August 26, 2025)

Fund	Management Fee
NYLI Hedge Multi-Strategy Tracker ETF	0.75%
NYLI Merger Arbitrage ETF	0.75%
NYLI FTSE International Equity Currency Neutral ETF	0.19%
NYLI Candriam U.S. Large Cap Equity ETF	0.09%
NYLI Candriam International Equity ETF	0.15%
NYLI U.S. Large Cap R&D Leaders ETF	0.14%
NYLI Global Equity R&D Leaders ETF	0.18%
NYLI Candriam U.S. Mid Cap Equity ETF	0.15%

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